Exhibit 99.(d)(2)

LAZARD ASSET MANAGEMENT LLC
30 Rockefeller Plaza
New York, New York 10112

Effective February 28, 2024

Lazard Retirement Series, Inc.
30 Rockefeller Plaza
New York, New York 10112

Re:	Expense Limitation Agreement

Ladies and Gentlemen:

Lazard Asset Management LLC (“LAM”), intending to be legally bound, hereby confirms its agreement as follows in respect of each of the portfolios (each, a “Portfolio”) of Lazard Retirement Series, Inc. (the “Fund”) set forth on Schedule A hereto:

For the respective periods set forth on Schedule A hereto, if the aggregate direct expenses of a Portfolio, exclusive of taxes, brokerage, interest on borrowings, dividend and interest expenses on securities sold short (Lazard Retirement Enhanced Opportunities Portfolio and Lazard Retirement Opportunistic Strategies Portfolio only), fees and expenses of “Acquired Funds” (as defined in Form N-1A), fees and expenses related to filing foreign tax reclaims and extraordinary expenses, exceed the percentage of the value of the Portfolio’s average daily net assets set forth opposite the Portfolio’s name on Schedule A hereto, the Fund, on behalf of the Portfolio, may deduct from the payment to be made to LAM under the Management Agreement between LAM and the Fund, on behalf of the Portfolios (the “Management Agreement”), or LAM will bear, such excess expense.

This Agreement may only be amended by agreement of the Fund and LAM to lower the net amounts shown and will terminate automatically in the event of termination of the Management Agreement.

LAZARD ASSET MANAGEMENT LLC

By:	/s/ Mark R. Anderson Mark R. Anderson Managing Director

Accepted and Agreed To:

LAZARD RETIREMENT SERIES, INC.,
on behalf of each of the Portfolios
set forth on Schedule A hereto

By:	/s/ Christina Kennedy Christina Kennedy Treasurer

SCHEDULE A

	Maximum Total Portfolio Operating Expenses (as a percentage of average daily net assets)
Name of Portfolio	Service Shares	Investor Shares

Until May 1, 2025
Lazard Retirement Developing Markets Equity Portfolio	1.35%	1.10%
Lazard Retirement Emerging Markets Equity Advantage Portfolio	1.15%	0.90%
Lazard Retirement Emerging Markets Equity Portfolio	1.45%	1.20%
Lazard Retirement Emerging Markets Strategic Equity Portfolio	1.35%	1.10%
Lazard Retirement Enhanced Opportunities Portfolio	1.50%	1.25%
Lazard Retirement Equity Franchise Portfolio	1.20%	0.95%
Lazard Retirement Global Dynamic Multi-Asset Portfolio	1.05%	0.90%[1]
Lazard Retirement Global Listed Infrastructure Portfolio	1.45%	1.20%
Lazard Retirement Global Strategic Equity Portfolio	1.15%	0.90%
Lazard Retirement International Equity Advantage Portfolio	1.05%	0.80%
Lazard Retirement International Equity Portfolio	1.10%	0.85%
Lazard Retirement International Equity Select Portfolio	1.15%	0.90%
Lazard Retirement International Quality Growth Portfolio	1.10%	0.85%
Lazard Retirement International Small Cap Equity Portfolio	1.28%	1.03%
Lazard Retirement International Strategic Equity Portfolio	1.30%	1.05%
Lazard Retirement Managed Equity Volatility Portfolio	1.00%	0.75%
Lazard Retirement Opportunistic Strategies Portfolio	1.27%	1.02%
Lazard Retirement Real Assets Portfolio	1.05%	0.80%
Lazard Retirement US Convertibles Portfolio	1.00%	0.75%
Lazard Retirement US Equity Concentrated Portfolio	1.15%	0.90%
Lazard Retirement US Small-Mid Cap Equity Portfolio	1.15%	1.00%
Lazard Retirement US Sustainable Equity Portfolio	1.00%	0.75%
Lazard Retirement US Systematic Small Cap Equity Portfolio	1.15%	0.90%

[1]	Until May 1, 2034.